NEWS RELEASE
For Immediate Release
Contact: Glen Akselrod, Bristol Capital
(905) 326-1888, Ext. 1
glen@bristolir.com

Aqua Metals Announces Second Quarter 2020 Results

Recent Highlights:
•Successful and regular operation of the first V1.25 electrolyzer, ahead of schedule
•Continued test runs of the V1.25a electrolyzer have demonstrated improvements, including increases in lead produced/hour
•Collected $15.0 million in insurance proceeds through Q2 2020; potential to collect over $30.0 million for the replacement value of damaged assets, not including potential business interruption recovery proceeds
•Escrow balance has grown to $4.9 million, allocated for the retirement of the Veritex loan
•Company has transitioned to a capital light, AquaRefining™ equipment supply and licensing business model
•The Company is executing on its plan for maintaining adequate cash on hand; current cash and anticipated insurance and asset sale proceeds are expected to be the primary source of capitalization
•Continued progress with potential licensing partners; ongoing discussions with several parties, inclusive of Clarios

MCCARRAN, Nev., Aug. 4, (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ:AQMS) (“Aqua Metals” or the “Company”), which is reinventing lead recycling with its AquaRefining™ technology, today announced financial and operational results for its second quarter ended June 30, 2020.

Steve Cotton, President and Chief Executive Officer, commented “The Aqua Metals team made substantial operational progress during the second quarter. Our V1.25L electrolyzer program commenced ahead of schedule, even with the significant limitations resulting from COVID-19. Through ongoing test runs, we have already seen very encouraging results from the first iteration of this program – V1.25a. Automation enhancements have been implemented and lead produced per hour results have been very encouraging due to improved electrical efficiency. In addition, the groundwork is in place for the fabrication of the second electrolyzer iteration of the program – V1.25b. The design of a new, more cost-effective tank has been completed and a more efficient electrical rectifier is on order as we prepare for installation of our V1.25b iteration. Early indications of the program are very positive, and we believe the results will solidify a robust value proposition for future licensing partners. Financially, we continue to make progress as well. We have collected $15.0 million from our insurance provider, with significantly more expected. We have reduced expenses and have established plans to sell unneeded assets, which we anticipate will supplement our financial position. Overall, I am pleased with the progress we have made, and believe Aqua Metals is well positioned for a successful future.”

Second Quarter 2020 Financial Results

The Company did not recognize revenue during the quarter ended June 30, 2020, as a result of the plant fire and the acceleration of the licensing strategy. During the quarter ended June 30, 2019, the Company recognized revenue of $1.5 million. Product sales for the second quarter of 2019 consisted of high-purity lead from the AquaRefining process, as well as lead bullion, lead compounds and plastics.

Cost of product sales decreased by approximately 82% for the quarter to $1.3 million, compared to $7.2 million for the second quarter of 2019. Cost of product sales were lower in 2020 due to the suspension of production resulting from the fire.

General and administrative expenses for the second quarter of 2020 decreased approximately 48% to $2.2 million, from $4.3 million in the second quarter of 2019. The decrease is attributed to the suspension of operations and expenses under the Operations, Maintenance and Management Agreement with Veolia, reduced Company payroll and efficiencies in nearly all other expense categories.

Interest expense for the second quarter of 2020 was approximately $0.2 million, consistent with $0.2 million for the second quarter of 2019.

For the quarter ended June 30, 2020, the Company had an operating loss of $3.8 million compared to an operating loss of $10.4 million for the second quarter of 2019. The net loss for the second quarter of 2020 was $4.0 million, or $0.07 per basic and diluted share, compared to a net loss of $10.5 million, or $0.21 per basic and diluted share, in the second quarter of 2019.

The net loss for the second quarter of 2020 was impacted by non-cash items including $0.6 million in stock-based compensation. By comparison, non-cash stock-based compensation totaled $0.9 million for the second quarter of 2019.

Insurance proceeds receivable totaled $4.9 million as of June 30, 2020. This balance reflects a decrease of $12.5 million from December 31, 2019, as a result of insurance payments received. The $19.9 million of insurance proceeds receivable recorded during the fourth quarter of 2019, was limited by GAAP accounting standards to the net book value of assets written off as a result of the fire. It is anticipated that actual total insurance collections, reflecting actual asset replacement cost and business interruption coverage, will be significantly more than the net book value of damaged assets.

As of June 30, 2020, the Company had $4.8 million in cash and cash equivalents. In addition, the Company has $4.9 million in escrow, to be used for the retirement of the Veritex loan.

Outlook for 2020

The Company has accelerated its transition to a capital light business strategy designed to optimize shareholder value through focusing on equipment supply and licensing opportunities, which has always been a core part of Aqua Metals’ business plan. This direction is anticipated to be far less capital intensive than rebuilding the plant and is expected to be funded primarily from a combination of cash on hand, insurance proceeds and the disposition of unnecessary assets. The strategy focuses on building new partnerships and pursuing licensing opportunities within the lead battery recycling marketplace. The Company’s cash burn rate has improved significantly as a result of management’s swift cost reduction steps taken following the plant fire. It is anticipated that the rate of spend will continue to improve in the latter half of 2020. The Company is pursuing opportunities to dispose of certain assets that are not essential to the capital light licensing strategy. Further, the V1.25L electrolyzer program has successfully begun. It is anticipated that this program will continue with three iterations through the end of 2020. The goal of the V1.25L program is to build upon past success and demonstrate improved electrolyzers that will further decrease manufacturing costs and improve operating efficiency. Aqua Metal’s capital light business strategy is expected to require less space and equipment and promote cash preservation, all while focusing on the needs of future licensees.

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, LinkedIn and YouTube accounts at: https://twitter.com/AquaMetalsInc (@aquamatalsinc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/channel/UCvxKNWcB69K0t7e337uQ8nQ respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Conference Call and Webcast

Aqua Metals will hold a conference call on Tuesday, Aug. 4, 2020 at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss second quarter results and corporate developments. Interested parties are invited to the live call by dialing 1-855-327-6837 toll free or 1-631-891-4304 for international callers. Participants have the option of listening to the conference call online by accessing the following link: http://public.viavid.com/index.php?id=141009. A live webcast or replay of the conference call is also available via the Company website, and can be found at the following link: https://ir.aquametals.com/ir-calendar. A telephone replay will be available until Sep. 4, 2020 by dialing 1-844-512-2921 or 1-412-317-6671 and using pin number 10010547.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing lead recycling with its patented AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that emits less pollution. The modular systems are intended to allow the Company to vastly reduce environmental impact and scale lead acid battery recycling production capacity by licensing the AquaRefining technology to partners. This could help to meet growing demand for lead to power new applications including stop/start automobile batteries which complement the vehicle’s main battery, lead acid batteries which are in electric vehicles, Internet data centers, alternative energy applications including solar, wind, and grid scale storage. Aqua Metals is based in McCarran, Nevada. To learn more, please visit www.aquametals.com.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes,” “estimates,” “potential” and variations of such words or similar expressions that convey uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements in this press release include our expectations for the development and completion of our V1.25 electrolyzer, the benefits of the V1.25 electrolyzer, our receipt of additional insurance proceeds or cash from assets sales and the future of lead acid battery recycling via traditional smelters. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that we may not be able to complete the development of our V1.25 electrolyzer; (2) the risk that we may not realize the expected benefits from our V1.25 electrolyzer; (3) the risk that our insurance recovery from our claims relating to the November 2019 fire at our TRIC facility and proceeds from the sale of legacy assets will not be sufficient to fund our accelerated licensing strategy; (4) the risk that we may not be able to satisfactorily demonstrate to potential licensees the technical and commercial viability of our V1.25 electrolyzer and AquaRefining process; (5) the risk that licensees may refuse or be slow to adopt our AquaRefining process as an alternative to smelting in spite of the perceived benefits of AquaRefining; (6) the risk that we may not realize the expected economic benefits from any licenses we may enter into; (7) the risk that we will have to engage in additional sales of our equity securities in order to fund our future operations; (8) the risk that further funding, by any means, may not be available at all; (9) the risk that our common stock may be delisted from the Nasdaq Capital Market due to our inability to regain compliance with Nasdaq’s audit committee composition requirements; (10) the fact that we have not generated any significant revenue to date, thus subjecting us to all of the risks inherent in an early-stage company; (11) the risk that our patents and any other patents that may be issued may be challenged, invalidated, or circumvented; (12) the risk that we may not realize the expected benefits of our relationship with Veolia; (13) the risk that we may not be able to successfully conclude our proposed joint development agreement with Clarios or, if we do, realize the expected benefits of such agreement; (14) changes in the federal, state and foreign laws regulating the recycling of lead acid batteries; (15) our ability to protect our proprietary technology, trade secrets and know-how and (16) those other risks disclosed in the section “Risk Factors” included in our Quarterly Report on Form 10-Q filed on August 4, 2020 and subsequent SEC filings. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

AQUA METALS, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,776	$7,575
Accounts receivable	—	244
Insurance proceeds receivable	4,946	17,446
Inventory	1,209	1,257
Prepaid expenses and other current assets	248	981
Total current assets	11,179	27,503

Non-current assets
Property and equipment, net	37,614	37,643
Intellectual property, net	909	999
Other assets	7,923	3,309
Total non-current assets	46,446	41,951

Total assets	$57,625	$69,454

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,883	$4,829
Accrued expenses	2,174	4,133
Lease liability, current portion	585	552
Notes payable, current portion	485	296
Total current liabilities	5,127	9,810

Lease liability, non-current portion	561	861
Asset retirement obligation	814	790
Notes payable, non-current portion	8,408	8,404
Total liabilities	14,910	19,865

Commitments and contingencies

Stockholders’ equity
Common stock; $0.001 par value; 100,000,000 shares authorized; 60,274,096 and 57,997,780 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	60	58
Additional paid-in capital	190,956	189,422
Accumulated deficit	(148,301)	(139,891)
Total stockholders’ equity	42,715	49,589

Total liabilities and stockholders’ equity	$57,625	$69,454

AQUA METALS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Product sales	$—	$1,483	$18	$1,920

Operating cost and expense
Cost of product sales	1,306	7,185	2,760	11,866
Research and development cost	217	338	459	958
General and administrative expense	2,245	4,335	4,630	8,351
Total operating expense	3,768	11,858	7,849	21,175

Loss from operations	(3,768)	(10,375)	(7,831)	(19,255)

Other income and (expense)
Insurance proceeds net of related expenses	(52)	—	(255)	—
Interest expense	(164)	(203)	(347)	(3,092)
Interest and other income	3	77	25	140

Total other expense, net	(213)	(126)	(577)	(2,952)

Loss before income tax expense	(3,981)	(10,501)	(8,408)	(22,207)

Income tax expense	(2)	—	(2)	(2)

Net loss	$(3,983)	$(10,501)	$(8,410)	$(22,209)

Weighted average shares outstanding, basic and diluted	60,136,374	50,757,448	59,859,493	47,441,219

Basic and diluted net loss per share	$(0.07)	$(0.21)	$(0.14)	$(0.47)